EXHIBIT 99.1

First Financial Bancorp Reports First Quarter 2009 Financial Results

▪	Net income available to common shareholders of $5.2 million and earnings per diluted common share of $0.14
▪	Capital and liquidity positions remain strong –Total regulatory capital exceeded the minimum requirement by $159 million
▪	Provision expense exceeded net charge-offs by 15%
▪
Average total loans increased $119 million from first quarter 2008 and $23 million from fourth quarter 2008

    –Average commercial loans increased $274 million from first quarter 2008 and $66 million from fourth quarter 2008

▪	Average total deposits increased $42 million or 6% on an annualized basis from fourth quarter 2008

Cincinnati, Ohio – April 29, 2009 – First Financial Bancorp (Nasdaq: FFBC) today reported first quarter 2009 net income of $5.7 million, and net income available to common shareholders of $5.2 million, or $0.14 per diluted common share. This compares with net income of $2.1 million, or $0.06 per diluted common share for the fourth quarter of 2008, and net income of $7.3 million, or $0.20 per diluted common share for the first quarter of 2008. Net income available to common shareholders reflects net income, less dividends paid to the U.S. Treasury on its $80 million investment in First Financial perpetual preferred securities that were issued as part of the Treasury’s Capital Purchase Program (CPP).

The following table presents First Financial’s return on average assets and return on average common shareholders’ equity for the first quarter of 2009 and the fourth and first quarters of 2008.

Table I
	Quarter
	1Q-09	4Q-08	1Q-08

Return on Average Assets	0.62%	0.23%	0.89%

Return on Average Common Shareholders' Equity	7.67%	2.97%	10.66%

During the fourth quarter of 2008, First Financial increased its loan loss reserve in response to a higher level of net charge-offs and the continued deterioration in U.S. economic conditions. This resulted in a decrease to fourth quarter 2008 net income and earnings per diluted share, on an after-tax basis, of $4.9 million, or $0.13 per share, respectively.

First Financial is also reporting pre-tax, pre-provision income this quarter, which excludes provision expense and applicable securities gains and losses. The company believes this metric is useful as it demonstrates a more representative comparison of operational performance without the volatility of credit quality that is typically present in times of economic stress, as has been the case over the past several quarters. The following table presents pre-tax, pre-provision income, including and excluding applicable securities gains and losses for the first quarter of 2009 and the fourth and first quarters of 2008.

Table II	($ in thousands)
	Quarter
	1Q-09		4Q-08	1Q-08

Pre-Tax Income	$8,768		$2,455	$10,881
Excluding Provision Expense	4,259		10,475	3,223
Pre-Tax, Pre-Provision Income	$13,027		$12,930	$14,104

Securities Gains (Losses)	11	[1]	(137)[1]	1,605	[2]
Pre-Tax, Pre-Provision Income, excluding Securities Gains (Losses)	$13,016		$13,067	$12,499

[1]	Gains (losses) related to the company's investment in 200,000 Federal Home Loan Mortgage Corporation (FHLMC) perpetual preferred series V shares.
[2]	Includes a $1,585 gain associated with the partial redemption of Visa, Inc. common shares.

Commenting on the company’s results, Claude Davis, First Financial Bancorp’s president and chief executive officer, stated, “We are pleased with our profitability this quarter including strong loan and deposit growth and a relatively stable net interest margin given the very difficult economic environment we are experiencing. The unprecedented level of economic stress has caused our credit quality to weaken and we expect credit losses to be a challenge throughout 2009 for us and the entire industry. Our historically conservative underwriting practices, market discipline and proactive management of resolution strategies for problem credits have produced asset quality ratios that continue to be better than our industry peers.

“We continue to invest in and grow our business. During the fourth quarter of 2008, we opened a new banking center in Crown Point, Indiana, and a new regional banking center in the Dayton, Ohio market. In February, we expanded our presence in the Cincinnati market with the opening of a new banking center in the suburb of Madeira. We are excited about our expansion within the Cincinnati market, and look forward to further expansion throughout our franchise.

“Despite the numerous challenges facing the financial services industry, we remain focused on serving our clients,” added Mr. Davis. “While the economy is expected to remain challenging throughout 2009, the strength of our balance sheet, including our strong capital and liquidity levels, positions us to continue to meet the daily needs of our clients. First Financial stands ready to benefit as economic conditions improve.”

For additional information on First Financial’s comparable financial results, please refer to the discussions that follow detailing revenue and expense fluctuations.

DETAILS OF RESULTS
Unless otherwise noted, all amounts discussed in this earnings release are pre-tax except net income and per-share data which are presented after-tax. Percentage changes are not annualized unless specifically noted. In some instances, financial data may not add up due to rounding.

CREDIT QUALITY
The following table presents First Financial’s key credit quality metrics.

Table III	($ in thousands)
	Three Months Ended
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Total Nonperforming Loans	$24,892	$18,185	$14,038	$15,366	$15,253
Total Nonperforming Assets	$28,405	$22,213	$18,648	$19,129	$17,621

Nonperforming Assets as a % of:
Period-End Loans, Plus Other Real Estate Owned	1.04%	0.83%	0.70%	0.71%	0.67%
Total Assets	0.75%	0.60%	0.53%	0.55%	0.53%

Nonperforming Loans as a % of Total Loans	0.91%	0.68%	0.53%	0.57%	0.58%

Allowance for Loan & Lease Losses	$36,437	$35,873	$30,353	$29,580	$29,718
Allowance for Loan & Lease Losses as a % of:
Period-End Loans	1.33%	1.34%	1.14%	1.11%	1.14%
Nonaccrual Loans	147.6%	199.5%	219.5%	199.7%	202.3%
Nonperforming Loans	146.4%	197.3%	216.2%	192.5%	194.8%

Total Net Charge-Offs	$3,695	$4,955	$2,446	$2,631	$2,562
Annualized Net Charge-Offs as a % of Average
Loans & Leases	0.55%	0.73%	0.36%	0.40%	0.40%

First quarter 2009 nonperforming loans increased $6.7 million to $24.9 million or 0.91% of total loans, from $18.2 million or 0.68% of total loans in the fourth quarter of 2008. This increase was largely attributable to deterioration within the commercial lending portfolio; however, this deterioration was not specific to any industry or geographic concentration. While the overall credit quality of the commercial lending portfolio has remained strong throughout most of the economic downturn, late in the fourth quarter of 2008 and continuing into the first quarter of 2009, the company began to see a higher level of borrowers experiencing additional stress related to the prolonged weak economic conditions. During the fourth quarter of 2008, in anticipation of continued economic deterioration, the company increased the provision for credit losses, which significantly increased the allowance for loan and lease losses as a percent of period-end loans to 1.34% at December 31, 2008.

The first quarter 2009 provision expense, although lower than the fourth quarter level, represented approximately 115% of first quarter 2009 total net charge-offs. The allowance for loan and lease losses increased to $36.4 million at March 31, 2009, from $29.7 million at March 31, 2008, and $35.9 million at December 31, 2008. The allowance for loan and lease losses as a percent of period-end loans remained stable at March 31, 2009 at 1.33%.

First quarter 2009 net charge-offs included a $1.1 million charge-off of a single commercial credit related to a borrower in the hotel industry.

The quarter’s higher level of nonperforming loans adversely impacted the company’s nonperforming loan coverage ratios in the first quarter of 2009. The allowance for loan and lease losses as a percent of nonaccrual and nonperforming loans was 147.6% and 146.4%, respectively, compared with 199.5% and 197.3%, respectively, in the fourth quarter of 2008, and 202.3% and 194.8%, respectively, in the first quarter of 2008. Although the first quarter 2009 allowance for loan and lease losses as a percent of nonaccrual and nonperforming loans has decreased from prior periods, based on historical information available, the company believes that it continues to compare favorably with the industry and its peers on these ratios. The company expects that the uncertain and challenging economic conditions are likely to continue to impact borrowers in all lending categories throughout the remainder of 2009, and possibly into 2010. Assuming further decay in economic conditions over the next several quarters, First Financial would expect that the level of nonperforming assets would continue to increase.

Total loans 30 to 89 days past due at March 31, 2009 were $20.4 million, or 0.75% of period end loans, compared with $22.6 million, or 0.84% at December 31, 2008, and $20.3 million, or 0.78% at March 31, 2008. Management closely monitors these trends and ratios and currently considers the level of delinquent loans consistent with its expectation of the total loan portfolio’s behavior.

The allowance for loan and lease losses increased approximately $0.6 million from the fourth quarter 2008 level. A higher level of reserves reflects the company’s expectations of a continuing decline in economic conditions and the uncertainty surrounding the timing of an economic recovery. The allowance for loan and lease losses as a percent of period-end loans is based on the estimated potential losses inherent in the loan portfolio in today’s economic environment. The company believes that the $36.4 million allowance for loan and lease losses at March 31, 2009 or 1.33% of period end loans is adequate to absorb probable credit losses inherent in its lending portfolio.

Other real estate owned decreased $0.5 million to $3.5 million at March 31, 2009, from $4.0 million at December 31, 2008, and increased $1.1 million from $2.4 million at March 31, 2008. The linked quarter decrease was a result of net dispositions and valuation adjustments, and the year-over-year increase was a result of net additions in residential real estate.

For further details on the quarter-over-quarter and year-to-date changes in credit quality, please see the attached Credit Quality schedule.

CAPITAL MANAGEMENT
All regulatory capital ratios exceeded the amounts necessary to be classified as “well-capitalized” at March 31, 2009. In addition, total regulatory capital exceeded the “minimum” requirement by approximately $159.1 million, on a consolidated basis. The following table presents the regulatory capital ratios for First Financial Bancorp and its subsidiary, First Financial Bank, at March 31, 2009. The capital levels for First Financial Bank do not include the additional capital that the company received from the U.S. Treasury in December 2008, under its CPP.

Table IV	FFBC	First Financial Bank	Regulatory "well-capitalized" minimum
Leverage Ratio	9.51%	8.26%	5%
Tier 1 Capital Ratio	12.16%	10.58%	6%
Total Risk-Based Capital Ratio	13.39%	12.07%	10%
EOP Tangible Equity / EOP Tangible Assets	8.60%	N/A	N/A
EOP Tangible Common Equity / EOP Tangible Assets	6.54%	N/A	N/A

N/A = not applicable

Earlier this year, in an effort to build capital and further strengthen the balance sheet, the company reduced its quarterly cash dividend from $0.17 per common share to $0.10 per common share – a move that preserved approximately $2.6 million in tangible equity in the first quarter of 2009. First Financial remains committed to maintaining a strong capital base and will continue to take the necessary steps to ensure that its capital position remains sound throughout this period of uncertainty.

U.S. TREASURY CAPITAL PURCHASE PROGRAM
On December 23, 2008, First Financial completed the sale of $80.0 million in perpetual preferred securities to the U.S. Treasury under the Capital Purchase Program (CPP), a component of the Troubled Asset Relief Program (TARP). As a participant in the program, First Financial is reporting the use of this capital.

Use of Capital
First Financial has both short- and long-term plans for use of the CPP proceeds. In anticipation of the receipt of the $80.0 million in capital, the company began purchasing agency-guaranteed, mortgage-backed securities during the fourth quarter 2008. This investment portfolio – specifically designated as the CPP Investment Portfolio – totaled approximately $225.4 million at March 31, 2009, compared with $121.9 million at December 31, 2008. The ratio of investments to capital, or leverage on the CPP capital, was 2.8 times the proceeds received at March 31, 2009, and at December 31, 2008, was 1.5 times the proceeds received. During the first quarter 2009, the fixed-income market experienced a significant increase in pricing for agency-guaranteed, mortgage-backed securities. This was as a result of a Federal Reserve program designed to support the purchase of mortgage-related assets as part of their efforts to stimulate the mortgage financing sector. As a result, the company added selectively to the CPP Investment Portfolio.

Earnings from the CPP Investment Portfolio have had, and the company expects will continue to have, a positive effect on net interest income, and should also exceed the quarterly dividends payable to the U.S. Treasury on their investment in the preferred shares.

Funding
Upon receipt of the CPP funds in late December 2008, funding to support the CPP Investment Portfolio was evaluated in order to take advantage of the low interest rate environment. While several duration-matched funding alternatives were analyzed during the first quarter, the portfolio is currently funded with short-term borrowings to maximize the return on net interest income. This strategy is employed in the context of the company’s total interest-rate risk-management process and is re-evaluated continually in the context of expected market behavior.

Increased Lending Activities
Total loans at March 31, 2009, increased $53.3 million from December 31, 2008. Commercial lending period-end balances were up $73.1 million, which more than offset the decline in period-end balances in the consumer lending portfolios. The decline in certain consumer lending balances is a result of the First Financial’s strategy to transition its lending emphasis from consumer-oriented lending to commercial-oriented lending. However, during the first quarter of 2009, the company originated $47.9 million in residential mortgage loans compared with $21.8 million in the fourth quarter of 2008, and $30.9 million in the first quarter of 2008. As part of the company’s originate-and-sell business model, those loans are not included in the period-end consumer loan balances. While First Financial has not emphasized the residential mortgage lending part of its business over the past several years, the company does plan to focus on expanding within this area in the future, including maintaining its originate-and-sell strategy.

It is expected that as additional lending opportunities become available, the cash flows from the CPP Investment Portfolio will provide sufficient liquidity and capital support for redeployment into loans.

First Financial has evaluated several ways to increase lending volume consistent with the intent of the CPP program and is working with its third-party servicer for residential mortgage loans to evaluate appropriate foreclosure modification solutions.

Preferred Stock Dividend
During the first quarter of 2009, First Financial paid a pro-rated dividend of $0.6 million for the period ending February 15, 2009, to the U.S. Treasury on their investment in the company’s preferred shares. Future quarterly dividends will be $1.0 million, reflecting a full calendar quarter.

NET INTEREST INCOME & NET INTEREST MARGIN

Table V	($ in thousands)
	Quarter

	1Q-09	4Q-08	1Q-08

Net Interest Income	$30,928	$30,129	$28,249

Net Interest Margin	3.61%	3.67%	3.78%

Net Interest Margin
(fully tax equivalent)	3.65%	3.71%	3.85%

First quarter 2009 end-of-period and average total deposits increased from the fourth quarter of 2008 as a result of growth in lower-cost transaction deposit accounts, particularly commercial balances. The continued transition in the deposit mix from higher-cost certificates of deposits to lower-cost transaction-based accounts, combined with higher average earning asset balances and a lower cost of short-term funding had a positive impact on the net interest margin during the quarter, but was more than offset by the impact of lower overall earning interest rates on loans.

First Financial’s balance sheet, excluding the impact of the increased size of its investment portfolio and the corresponding short-term funding, remains asset sensitive.

First quarter 2009 net interest income increased $2.7 million from the first quarter of 2008, and $0.8 million from the fourth quarter of 2008 due to increases in both end-of-period and average total loans primarily driven by higher commercial lending volume, and growth in the investment securities portfolio.

For further details on the quarter-over-quarter and year-to-date changes in the net interest margin, please see the attached Net Interest Margin Rate / Volume Analysis

NONINTEREST INCOME
▪	First quarter 2009 noninterest income was $12.0 million, compared with $14.9 million in the first quarter of 2008, and $12.6 million in the fourth quarter of 2008.

The following table presents a summary of items impacting noninterest income for the first quarter of 2009 and the first and fourth quarters of 2008.

Table VI	($ in thousands)
	Quarter
	1Q-09	4Q-08	1Q-08

Gain on Sale of Propery & Casualty Liability Portion of Insurance Business	$574	$-	$-

Gain on Sales of Investment Securities (VISA)	-	-	1,585

Impact to Noninterest Income	$574	$-	$1,585

First quarter 2009 results included a $0.6 million gain, before associated employee-related costs, from the sale of the property and casualty liability portion of the company’s insurance business. As previously disclosed, this transaction closed on March 31, 2009.

First quarter 2009 noninterest income declined $2.8 million from the first quarter of 2008 and $0.6 million from the fourth quarter of 2008. Excluding the items mentioned above, first quarter 2009 noninterest income declined $1.8 million from the first quarter of 2008 and $1.2 million from the fourth quarter of 2008. The year-over-year and linked-quarter declines were primarily due to the impact of fewer days during the quarter, lower service charges on deposit accounts, particularly lower overdraft/non-sufficient funds fees, and decreases in bank card income and trust and wealth management fees. These fee income categories were negatively impacted by current economic conditions and their effect on consumer spending activity, as well as volatility in the investment and equity markets. A decline in income from bank-owned life insurance, which was impacted by volatility in the fixed-income markets, also contributed to the linked-quarter and year-over-year declines in noninterest income. The following table presents a breakout of overdraft/non-sufficient funds fees and trust and wealth management fees for the first quarter of 2009 and the first and fourth quarters of 2008.

Table VII	($ in thousands)
	Quarter
	1Q-09	4Q-08	1Q-08

Overdraft/Non-Sufficient Fund Fees	$2,785	$3,445	$3,329
Other Deposit Fees	1,294	1,307	1,278
Total Service Charges on Deposit Accounts	$4,079	$4,752	$4,607

Trust Fees	2,946	3,284	3,913
Investment Advisory Fees	343	461	709
Total Trust & Wealth Management Fees	$3,289	$3,745	$4,622

The decline in Total Trust and Wealth Management Fees is attributable to decreases in both investment advisory and trust fees, which were primarily driven by lower asset valuations from overall market declines. Since June 30, 2008, assets under management by the company’s wealth management division have declined by approximately $472.9 million or 23.4% to $1.6 billion at March 31, 2009, primarily as a result of equity market declines.

NONINTEREST EXPENSE
▪	First quarter 2009 noninterest expense was $29.9 million, compared with $29.0 million in the first quarter of 2008, and $29.8 million in the fourth quarter of 2008.

First quarter 2009 noninterest expense, which includes severance payments of $0.2 million related to the previously mentioned sale of the property and casualty liability portion of the company’s insurance business, increased slightly over both the first and fourth quarters of 2008. The linked-quarter increase was primarily due to a $0.1 million increase in FDIC deposit insurance premiums, as well as seasonal fluctuations related to payroll and benefit plans, offset by lower marketing costs. The year-over-year increase was a result of a $0.2 million increase in FDIC deposit insurance premiums, combined with higher professional fees and medical and pension-related costs, as well as increased marketing costs primarily related to deposit gathering initiatives. The FDIC is currently evaluating further increases in deposit insurance premiums for all participating institutions later in 2009, including a possible special assessment in the second or third quarter of the year.

INCOME TAXES
Income tax expense was $3.0 million and the effective tax rate was 34.6% for the first quarter of 2009, compared with income tax expense of $3.5 million and an effective tax rate of 32.6% for the first quarter of 2008, and income tax expense of $0.4 million and an effective tax rate of 15.1% for the fourth quarter of 2008. The lower effective tax rate for the fourth quarter 2008 was due to the marginal impact of lower pre-tax earnings.

LOANS
First Quarter 2009 versus First Quarter 2008
▪	Average total loans increased $118.7 million or 4.6%.
▪	Average commercial, commercial real estate, and construction loans increased $274.4 million, or 16.6%.

First Quarter 2009 versus Fourth Quarter 2008
▪	Average total loans increased $23.0 million, or 3.4% on an annualized basis.
▪	Average commercial, commercial real estate, and construction loans increased $65.7 million, or 14.1% on an annualized basis.

First Financial experienced strong loan growth during the first quarter of 2009, primarily within its commercial lending portfolios. Overall declines in certain period-end and average loans are a result of the company’s strategy to de-emphasize certain consumer-based lending activities.

INVESTMENTS
In early 2008, First Financial began increasing the size of its investment portfolio. Since the end of the first quarter of 2008, the portfolio has grown approximately $380.7 million on a net basis. Approximately $112.9 million of securities were purchased during the first quarter of 2009. The portfolio selection criteria avoids securities that are backed by sub-prime assets and also those containing assets that would give rise to material geographic concentrations. At March 31, 2009, the company held approximately 86.1% of its available-for-sale securities in residential mortgage-related investments, substantially all of which are held in highly-rated, agency-backed pass-through instruments, including collateralized mortgage obligations (CMOs). All CMOs held by the company are AAA rated by Standard & Poor’s Corporation or similar rating agencies. First Financial does not own any interest-only, principal-only, or other high-risk securities.

Securities available-for-sale at March 31, 2009, totaled $732.9 million, compared with $345.1 million at     March 31, 2008, and $659.8 million at December 31, 2008. The total investment portfolio represented     20.1% and 11.7% of total assets at March 31, 2009 and 2008, respectively, and 18.7% of total assets at December 31, 2008.

The company has recorded, as a component of equity in accumulated other comprehensive income, an   unrealized after-tax gain on the investment portfolio of approximately $10.6 million at March 31, 2009, compared with an unrealized after-tax gain of $3.6 million at March 31, 2008, and an unrealized after-tax gain of $6.9 million at December 31, 2008.

The following table presents a summary of the total investment portfolio at March 31, 2009.

Table VIII
($ in thousands, excluding book price)						Base
	% of	Book	Book	Book	3/31/2009	Gain/
	Total	Value	Yield	Price	Market Value	(Loss)
Agency's	5.4%	$41,534	5.31%	$99.78	$103.66	$1,554
CMO's (Agency)	22.3%	170,397	4.62%	100.87	103.00	3,526
CMO's (Private)	0.0%	85	2.04%	100.00	98.04	(2)
MBS's (Agency)	63.8%	488,448	4.87%	101.01	103.50	11,790
Agency Preferred	0.0%	72	-	0.36	0.36	-
Subtotal	91.5%	$700,536	4.83%	$100.89	$103.38	$16,868

Municipal	4.4%	$33,699	7.15%	$99.17	100.28	$376
Other *	4.1%	31,382	4.41%	100.91	99.45	(461)
Subtotal	8.5%	$65,081	5.83%	$100.01	$99.88	$(85)

Total Investment Portfolio	100.0%	$765,617	4.92%	$100.82	$102.40	$16,783

		Net Unrealized Gain/(Loss)				$16,783
		Aggregate Gains				$17,836
		Aggregate Losses				$(1,053)

		Net Unrealized Gain/(Loss) % of Book Value				2.19%

* Other includes $28.0 million of regulatory stock

DEPOSITS
First Quarter 2009 compared with First Quarter 2008
▪	Average total deposits declined $10.4 million, or 0.4%.
▪	Average transaction and savings deposits increased $66.8 million, or 4.1%.
▪	Average time deposits declined $77.1 million, or 6.3%.

First Quarter 2009 compared with Fourth Quarter 2008
▪	Average total deposits increased $42.1 million, or 6.1% on an annualized basis.
▪	Average transaction and savings deposits increased $51.5 million, or 12.6% on an annualized basis.
▪	Average time deposits declined $9.4 million, or 3.2% on an annualized basis.

The decline in average total deposits from the first quarter of 2008 is attributable to a decrease in average total interest-bearing deposits primarily due to the runoff of time deposits resulting from disciplined pricing and the company’s strategy to generate lower-cost transaction-based accounts. The increase in average total deposits from the fourth quarter of 2008 is a result of recent deposit-pricing strategies and other initiatives designed to grow and retain more transaction-based retail and commercial deposits. Average commercial transaction deposits increased $36.6 million and average commercial time deposits increased $6.0 million from the fourth quarter of 2008. First Financial continues to employ prudent pricing disciplines for all deposits.

Conference Call & Webcast
As previously announced, a conference call and webcast to discuss First Financial’s first quarter 2009 results will be held on Thursday, April 30, 2009, at 9:00 a.m. ET, with Claude E. Davis, president and chief executive officer, and J. Franklin Hall, executive vice president and chief financial officer. To access the conference call, dial 800-860-2442 (passcode not required). The webcast will be available at the Investor Relations section of First Financial’s website (www.bankatfirst.com/Investor). Participants should join the live conference call and webcast 5 to 10 minutes before its scheduled start. A replay of the call and webcast will be available approximately one hour after the live call has ended. To access the replay, dial 877-344-7529 (passcode 429741).

Forward-Looking Statements
This news release should be read in conjunction with the consolidated financial statements, notes and tables in First Financial Bancorp’s most recent Annual Report on Form 10-K for the year ended December 31, 2008. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, management’s ability to effectively execute its business plan; the risk that the strength of the United States economy in general and the strength of the local economies in which First Financial conducts operations may be different from expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on First Financial’s loan portfolio and allowance for loan and lease losses; the ability of financial institutions to access sources of liquidity at a reasonable cost; the impact of recent upheaval in the financial markets and the effectiveness of domestic and international governmental actions taken in response, such as the U.S. Treasury’s TARP and the FDIC’s Temporary Liquidity Guarantee Program, and the effect of such governmental actions on First Financial, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including potentially higher FDIC premiums arising from participation in the Temporary Liquidity Guarantee Program or from increased payments from FDIC insurance funds as a result of depository institution failures; the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates; technology changes; mergers and acquisitions; the effect of changes in accounting policies and practices; adverse changes in the securities and debt markets; First Financial’s success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services; the cost and effects of litigation and of unexpected or adverse outcomes in such litigation; uncertainties arising from First Financial’s participation in the TARP, including impacts on employee recruitment and retention and other business practices, and uncertainties concerning the potential redemption of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; and First Financial’s success at managing the risks involved in the foregoing. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K and other public documents filed with the Securities and Exchange Commission (SEC). These documents are available at no cost within the investor relations section of First Financial’s website at www.bankatfirst.com/investors and on the SEC's website at www.sec.gov. Additional information will also be set forth in our quarterly report on Form 10-Q for the quarter ended March 31, 2009, which will be filed with the SEC no later than May 11, 2009.

About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company with $3.8 billion in assets. Its banking subsidiary, First Financial Bank, N.A., founded in 1863, provides retail and commercial banking products and services, and investment and insurance products through its 82 retail banking locations in Ohio, Kentucky and Indiana. The bank’s wealth management division, First Financial Wealth Resource Group, provides investment management, traditional trust, brokerage, private banking, and insurance services, and has approximately $1.6 billion in assets under management. Additional information about the company, including its products, services, and banking locations, is available at www.bankatfirst.com/investors.

Additional Information
Investors/Analysts Patti Forsythe Vice President, Investor Relations 513-979-5837 patti.forsythe@bankatfirst.com	Media Cheryl Lipp First Vice President, Marketing Director 513-979-5797 cheryl.lipp@bankatfirst.com

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share)
(Unaudited)

			Three months ended,
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2009	2008	2008	2008	2008
RESULTS OF OPERATIONS
Net interest income	$30,928	$30,129	$29,410	$28,414	$28,249
Net income	$5,735	$2,084	$5,732	$7,808	$7,338
Net income available to common shareholders	$5,157	$2,084	$5,732	$7,808	$7,338
Net earnings per common share - basic	$0.14	$0.06	$0.15	$0.21	$0.20
Net earnings per common share - diluted	$0.14	$0.06	$0.15	$0.21	$0.20
Dividends declared per common share	$0.10	$0.17	$0.17	$0.17	$0.17

KEY FINANCIAL RATIOS
Return on average assets	0.62%	0.23%	0.66%	0.93%	0.89%
Return on average shareholders' equity	6.63%	2.89%	8.24%	11.26%	10.66%
Return on average common shareholders' equity	7.67%	2.97%	8.24%	11.26%	10.66%
Return on average tangible common shareholders' equity	8.57%	3.32%	9.21%	12.57%	11.91%

Net interest margin	3.61%	3.67%	3.68%	3.72%	3.78%
Net interest margin (fully tax equivalent) (1)	3.65%	3.71%	3.73%	3.78%	3.85%

Ending equity as a percent of ending assets	9.29%	9.42%	7.89%	7.96%	8.36%
Ending common equity as a percent of ending assets	7.24%	7.31%	7.89%	7.96%	8.36%
Ending tangible common equity as a percent of: Ending tangible assets	6.54%	6.52%	7.13%	7.18%	7.55%
Risk-weighted assets	8.38%	8.32%	8.86%	8.97%	9.31%
Average equity as a percent of average assets	9.29%	8.04%	7.96%	8.29%	8.39%
Average common equity as a percent of average assets	7.22%	7.82%	7.96%	8.29%	8.39%
Average tangible common equity as a percent of average tangible assets	6.51%	7.05%	7.18%	7.50%	7.58%

Book value per common share	$7.36	$7.16	$7.40	$7.34	$7.41
Tangible book value per common share	$6.59	$6.38	$6.62	$6.57	$6.64

Tier 1 Ratio (2)	12.16%	12.38%	9.80%	9.99%	10.20%
Total Capital Ratio (2)	13.39%	13.62%	10.89%	11.06%	11.31%
Leverage Ratio (2)	9.51%	10.00%	7.95%	8.21%	8.32%

AVERAGE BALANCE SHEET ITEMS
Loans (3)	$2,717,097	$2,690,895	$2,709,629	$2,648,327	$2,596,483
Investment securities	758,257	574,893	467,524	422,463	343,553
Other earning assets	0	1,737	3,137	4,095	65,799
Total earning assets	$3,475,354	$3,267,525	$3,180,290	$3,074,885	$3,005,835
Total assets	$3,777,510	$3,566,051	$3,476,648	$3,361,649	$3,298,663
Noninterest-bearing deposits	$416,206	$412,644	$402,604	$394,352	$379,240
Interest-bearing deposits	2,405,700	2,367,121	2,380,037	2,400,940	2,453,028
Total deposits	$2,821,906	$2,779,765	$2,782,641	$2,795,292	$2,832,268
Borrowings	$566,808	$474,655	$394,708	$256,409	$157,899
Shareholders' equity	$350,857	$286,582	$276,594	$278,803	$276,815

CREDIT QUALITY RATIOS
Allowance to ending loans	1.33%	1.34%	1.14%	1.11%	1.14%
Allowance to nonaccrual loans	147.57%	199.51%	219.47%	199.70%	202.29%
Allowance to nonperforming loans	146.38%	197.27%	216.22%	192.50%	194.83%
Nonperforming loans to total loans	0.91%	0.68%	0.53%	0.57%	0.58%
Nonperforming assets to ending loans, plus OREO	1.04%	0.83%	0.70%	0.71%	0.67%
Nonperforming assets to total assets	0.75%	0.60%	0.53%	0.55%	0.53%
Net charge-offs to average loans (annualized)	0.55%	0.73%	0.36%	0.40%	0.40%

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.
(2) March 31, 2009 regulatory capital ratios are preliminary.
(3) Includes loans held for sale.

FIRST FINANCIAL BANCORP.
CONSOLIDATED QUARTERLY STATEMENTS OF INCOME

(Dollars in thousands)
(Unaudited)

	2009	2008
	First	Fourth	Third	Second	First	Full	% Change	% Change
	Quarter	Quarter	Quarter	Quarter	Quarter	Year	Linked Qtr.	Comparable Qtr.
Interest income
Loans, including fees	$33,657	$37,864	$39,754	$39,646	$42,721	$159,985	(11.1)%	(21.2)%
Investment securities
Taxable	8,690	6,697	5,349	4,387	3,521	19,954	29.8%	146.8%
Tax-exempt	434	519	631	792	791	2,733	(16.4)%	(45.1)%
Total investment securities interest	9,124	7,216	5,980	5,179	4,312	22,687	26.4%	111.6%
Federal funds sold	0	6	22	40	565	633	(100.0)%	(100.0)%
Total interest income	42,781	45,086	45,756	44,865	47,598	183,305	(5.1)%	(10.1)%

Interest expense
Deposits	9,803	12,015	13,608	14,635	17,739	57,997	(18.4)%	(44.7)%
Short-term borrowings	507	1,186	1,720	1,130	792	4,828	(57.3)%	(36.0)%
Long-term borrowings	1,306	1,395	707	384	406	2,892	(6.4)%	221.7%
Subordinated debentures and capital securities	237	361	311	302	412	1,386	(34.3)%	(42.5)%
Total interest expense	11,853	14,957	16,346	16,451	19,349	67,103	(20.8)%	(38.7)%
Net interest income	30,928	30,129	29,410	28,414	28,249	116,202	2.7%	9.5%
Provision for loan and lease losses	4,259	10,475	3,219	2,493	3,223	19,410	(59.3)%	32.1%
Net interest income after provision for loan and lease losses	26,669	19,654	26,191	25,921	25,026	96,792	35.7%	6.6%

Noninterest income
Service charges on deposit accounts	4,079	4,752	5,348	4,951	4,607	19,658	(14.2)%	(11.5)%
Trust and wealth management fees	3,289	3,745	4,390	4,654	4,622	17,411	(12.2)%	(28.8)%
Bankcard income	1,291	1,457	1,405	1,493	1,298	5,653	(11.4)%	(0.5)%
Net gains from sales of loans	384	321	376	188	219	1,104	19.6%	75.3%
Gains on sales of investment securities	0	0	0	0	1,585	1,585	N/M	(100.0)%
Income (loss) on preferred securities	11	(137)	(3,400)	(221)	20	(3,738)	(108.0)%	(45.0)%
Other	2,979	2,510	2,359	2,683	2,524	10,076	18.7%	18.0%
Total noninterest income	12,033	12,648	10,478	13,748	14,875	51,749	(4.9)%	(19.1)%

Noninterest expenses
Salaries and employee benefits	17,653	17,015	16,879	15,895	17,073	66,862	3.7%	3.4%
Net occupancy	2,817	2,635	2,538	2,510	2,952	10,635	6.9%	(4.6)%
Furniture and equipment	1,802	1,748	1,690	1,617	1,653	6,708	3.1%	9.0%
Data processing	818	840	791	814	793	3,238	(2.6)%	3.2%
Marketing	640	935	622	474	517	2,548	(31.6)%	23.8%
Communication	671	704	601	749	805	2,859	(4.7)%	(16.6)%
Professional services	953	912	729	1,061	761	3,463	4.5%	25.2%
State intangible tax	668	435	697	688	686	2,506	53.6%	(2.6)%
Other	3,912	4,623	3,793	4,161	3,780	16,357	(15.4)%	3.5%
Total noninterest expenses	29,934	29,847	28,340	27,969	29,020	115,176	0.3%	3.1%
Income before income taxes	8,768	2,455	8,329	11,700	10,881	33,365	257.1%	(19.4)%
Income tax expense	3,033	371	2,597	3,892	3,543	10,403	717.5%	(14.4)%
Net income	5,735	2,084	5,732	7,808	7,338	22,962	175.2%	(21.8)%
Dividends on preferred stock	578	0	0	0	0	0	N/M	N/M
Net income available to common shareholders	$5,157	$2,084	$5,732	$7,808	$7,338	$22,962	147.5%	(29.7)%

ADDITIONAL DATA
Net earnings per common share - basic	$0.14	$0.06	$0.15	$0.21	$0.20	$0.62
Net earnings per common share - diluted	$0.14	$0.06	$0.15	$0.21	$0.20	$0.61
Dividends declared per common share	$0.10	$0.17	$0.17	$0.17	$0.17	$0.68

Return on average assets	0.62%	0.23%	0.66%	0.93%	0.89%	0.67%
Return on average shareholders' equity	6.63%	2.89%	8.24%	11.26%	10.66%	8.21%

Interest income	$42,781	$45,086	$45,756	$44,865	$47,598	$183,305	(5.1)%	(10.1)%
Tax equivalent adjustment	363	360	424	510	514	1,808	0.8%	(29.4)%
Interest income - tax equivalent	43,144	45,446	46,180	45,375	48,112	185,113	(5.1)%	(10.3)%
Interest expense	11,853	14,957	16,346	16,451	19,349	67,103	(20.8)%	(38.7)%
Net interest income - tax equivalent	$31,291	$30,489	$29,834	$28,924	$28,763	$118,010	2.6%	8.8%

Net interest margin	3.61%	3.67%	3.68%	3.72%	3.78%	3.71%
Net interest margin (fully tax equivalent) (1)	3.65%	3.71%	3.73%	3.78%	3.85%	3.77%

Full-time equivalent employees	1,063	1,061	1,052	1,058	1,056	1,061

(1) The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income on a fully tax equivalent basis.  Therefore, management believes, these measures provided useful information to investors by allowing them to make peer comparisons.  Management also uses these measures to make peer comparisons.

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,	% Change	% Change
	2009	2008	2008	2008	2008	Linked Qtr.	Comparable Qtr.
ASSETS
Cash and due from banks	$79,563	$100,935	$90,341	$106,248	$102,246	(21.2)%	(22.2)%
Federal funds sold	0	0	0	4,005	2,943	N/M	(100.0)%
Investment securities trading	72	61	198	3,598	3,820	18.0%	(98.1)%
Investment securities available-for-sale	732,868	659,756	492,554	421,697	345,145	11.1%	112.3%
Investment securities held-to-maturity	4,701	4,966	5,037	5,316	5,414	(5.3)%	(13.2)%
Other investments	27,976	27,976	34,976	34,632	34,293	0.0%	(18.4)%
Loans held for sale	6,342	3,854	2,437	2,228	4,108	64.6%	54.4%
Loans
Commercial	850,111	807,720	819,430	814,779	789,922	5.2%	7.6%
Real estate - construction	251,115	232,989	203,809	186,178	172,737	7.8%	45.4%
Real estate - commercial	859,303	846,673	814,578	769,555	726,397	1.5%	18.3%
Real estate - residential	360,013	383,599	424,902	499,002	519,790	(6.1)%	(30.7)%
Installment	91,767	98,581	106,456	115,575	126,623	(6.9)%	(27.5)%
Home equity	298,000	286,110	276,943	263,063	254,200	4.2%	17.2%
Credit card	26,191	27,538	27,047	26,399	25,528	(4.9)%	2.6%
Lease financing	45	50	92	111	258	(10.0)%	(82.6)%
Total loans	2,736,545	2,683,260	2,673,257	2,674,662	2,615,455	2.0%	4.6%
Less
Allowance for loan and lease losses	36,437	35,873	30,353	29,580	29,718	1.6%	22.6%
Net loans	2,700,108	2,647,387	2,642,904	2,645,082	2,585,737	2.0%	4.4%
Premises and equipment	85,385	84,105	81,989	79,380	78,585	1.5%	8.7%
Goodwill	28,261	28,261	28,261	28,261	28,261	0.0%	0.0%
Other intangibles	500	1,002	872	641	659	(50.1)%	(24.1)%
Accrued interest and other assets	143,420	140,839	132,107	128,874	132,054	1.8%	8.6%
Total Assets	$3,809,196	$3,699,142	$3,511,676	$3,459,962	$3,323,265	3.0%	14.6%

LIABILITIES
Deposits
Interest-bearing	$622,263	$636,945	$580,417	$575,236	$610,154	(2.3)%	2.0%
Savings	705,229	583,081	608,438	615,613	617,059	20.9%	14.3%
Time	1,137,398	1,150,208	1,118,511	1,167,024	1,206,750	(1.1)%	(5.7)%
Total interest-bearing deposits	2,464,890	2,370,234	2,307,366	2,357,873	2,433,963	4.0%	1.3%
Noninterest-bearing	427,068	413,283	404,315	419,045	405,015	3.3%	5.4%
Total deposits	2,891,958	2,783,517	2,711,681	2,776,918	2,838,978	3.9%	1.9%
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	162,549	147,533	45,495	25,932	27,320	10.2%	495.0%
Federal Home Loan Bank	160,000	150,000	215,000	237,900	6,500	6.7%	2361.5%
Other	40,000	57,000	53,000	54,000	53,000	(29.8)%	(24.5)%
Total short-term borrowings	362,549	354,533	313,495	317,832	86,820	2.3%	317.6%
Long-term debt	136,832	148,164	152,568	41,263	42,380	(7.6)%	222.9%
Other long-term debt	20,620	20,620	20,620	20,620	20,620	0.0%	0.0%
Accrued interest and other liabilities	43,477	43,981	36,092	28,039	56,698	(1.1)%	(23.3)%
Total Liabilities	3,455,436	3,350,815	3,234,456	3,184,672	3,045,496	3.1%	13.5%

SHAREHOLDERS' EQUITY
Preferred stock	78,075	78,019	0	0	0	0.1%	N/M
Common stock	394,887	394,169	391,249	390,545	389,986	0.2%	1.3%
Retained earnings	77,695	76,339	80,632	81,263	79,818	1.8%	(2.7)%
Accumulated other comprehensive loss	(8,564)	(11,905)	(6,285)	(8,236)	(3,800)	28.1%	(125.4)%
Treasury stock, at cost	(188,333)	(188,295)	(188,376)	(188,282)	(188,235)	(0.0)%	(0.1)%
Total Shareholders' Equity	353,760	348,327	277,220	275,290	277,769	1.6%	27.4%
Total Liabilities and Shareholders' Equity	$3,809,196	$3,699,142	$3,511,676	$3,459,962	$3,323,265	3.0%	14.6%

N/M = Not meaningful.

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands)
(Unaudited)

			Quarterly Averages
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2009	2008	2008	2008	2008
ASSETS
Cash and due from banks	$85,650	$87,307	$89,498	$81,329	$86,879
Federal funds sold	0	1,737	3,137	4,095	65,799
Investment securities	758,257	574,893	467,524	422,463	345,303
Loans held for sale	5,085	1,876	2,080	3,034	3,122
Loans
Commercial	825,399	809,869	819,199	805,122	781,358
Real estate - construction	242,750	220,839	192,731	179,078	162,008
Real estate - commercial	858,403	830,121	797,143	747,077	708,779
Real estate - residential	372,853	417,499	490,089	508,837	530,567
Installment	94,881	102,814	110,933	121,000	132,876
Home equity	291,038	280,900	270,659	257,954	251,706
Credit card	26,641	26,902	26,692	26,043	25,745
Lease financing	47	75	103	182	322
Total loans	2,712,012	2,689,019	2,707,549	2,645,293	2,593,361
Less
Allowance for loan and lease losses	37,189	29,710	29,739	29,248	28,860
Net loans	2,674,823	2,659,309	2,677,810	2,616,045	2,564,501
Premises and equipment	84,932	83,307	81,000	78,933	78,969
Goodwill	28,261	28,261	28,261	28,261	28,261
Other intangibles	595	613	639	652	680
Accrued interest and other assets	139,907	128,748	126,699	126,837	125,149
Total Assets	$3,777,510	$3,566,051	$3,476,648	$3,361,649	$3,298,663

LIABILITIES
Deposits
Interest-bearing	$642,934	$611,129	$609,992	$590,464	$623,206
Savings	620,509	604,370	611,713	617,029	610,449
Time	1,142,257	1,151,622	1,158,332	1,193,447	1,219,373
Total interest-bearing deposits	2,405,700	2,367,121	2,380,037	2,400,940	2,453,028
Noninterest-bearing	416,206	412,644	402,604	394,352	379,240
Total deposits	2,821,906	2,779,765	2,782,641	2,795,292	2,832,268
Short-term borrowings
Federal funds purchased and securities sold
under agreements to repurchase	127,652	98,690	36,476	25,771	26,261
Federal Home Loan Bank	218,100	150,867	206,741	114,654	614
Other	56,078	53,044	53,836	53,758	66,154
Total short-term borrowings	401,830	302,601	297,053	194,183	93,029
Long-term debt	144,358	151,434	77,035	41,606	44,250
Other long-term debt	20,620	20,620	20,620	20,620	20,620
Total borrowed funds	566,808	474,655	394,708	256,409	157,899
Accrued interest and other liabilities	37,939	25,049	22,705	31,145	31,681
Total Liabilities	3,426,653	3,279,469	3,200,054	3,082,846	3,021,848

SHAREHOLDERS' EQUITY
Preferred stock	78,038	7,805	0	0	0
Common stock	394,500	391,601	390,861	390,237	391,079
Retained earnings	77,317	81,932	82,636	81,045	79,951
Accumulated other comprehensive loss	(10,677)	(6,462)	(8,594)	(4,211)	(4,977)
Treasury stock, at cost	(188,321)	(188,294)	(188,309)	(188,268)	(189,238)
Total Shareholders' Equity	350,857	286,582	276,594	278,803	276,815
Total Liabilities and Shareholders' Equity	$3,777,510	$3,566,051	$3,476,648	$3,361,649	$3,298,663

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS (1)

(Dollars in thousands)
(Unaudited)

	Quarterly Averages
	Mar. 31, 2009		Dec. 31, 2008		Mar. 31, 2008		Linked Qtr. Income Variance			Comparable Qtr. Income Variance
	Balance	Yield	Balance	Yield	Balance	Yield	Rate	Volume	Total	Rate	Volume	Total
Earning assets
Investment securities	$758,257	4.88%	$574,893	4.99%	$343,553	5.05%	$(222)	$2,130	$1,908	$(157)	$4,969	$4,812
Federal funds sold	-	0.00%	1,737	1.37%	65,799	3.45%	(6)	-	(6)	(565)	-	(565)
Gross loans (2)	2,717,097	5.02%	2,690,895	5.60%	2,596,483	6.62%	(4,165)	(42)	(4,207)	(10,558)	1,494	(9,064)
Total earning assets	3,475,354	4.99%	3,267,525	5.49%	3,005,835	6.37%	(4,393)	2,088	(2,305)	(11,280)	6,463	(4,817)

Nonearning assets
Allowance for loan and lease losses	(37,189)		(29,710)		(28,860)
Cash and due from banks	85,650		87,307		86,879
Accrued interest and other assets	253,695		240,929		234,809
Total assets	$3,777,510		$3,566,051		$3,298,663

Interest-bearing liabilities
Total interest-bearing deposits	$2,405,700	1.65%	$2,367,121	2.02%	$2,453,028	2.91%	$(2,263)	$51	$(2,212)	$(7,743)	$(193)	$(7,936)
Borrowed funds
Short-term borrowings	401,830	0.51%	302,601	1.56%	93,029	3.42%	(800)	121	(679)	(675)	390	(285)
Long-term debt	144,358	3.67%	151,434	3.66%	44,250	3.69%	(10)	(79)	(89)	(6)	906	900
Other long-term debt	20,620	4.66%	20,620	6.96%	20,620	8.04%	(121)	(3)	(124)	(175)	-	(175)
Total borrowed funds	566,808	1.47%	474,655	2.47%	157,899	4.10%	(931)	39	(892)	(856)	1,296	440
Total interest-bearing liabilities	2,972,508	1.62%	2,841,776	2.09%	2,610,927	2.98%	(3,194)	90	(3,104)	(8,599)	1,103	(7,496)

Noninterest-bearing liabilities
Noninterest-bearing demand deposits	416,206		412,644		379,240
Other liabilities	37,939		25,049		31,681
Shareholders' equity	350,857		286,582		276,815
Total liabilities & shareholders' equity	$3,777,510		$3,566,051		$3,298,663

Net interest income (1)	$30,928		$30,129		$28,249		$(1,199)	$1,998	$799	$(2,681)	$5,360	$2,679
Net interest spread (1)		3.37%		3.40%		3.39%
Net interest margin (1)		3.61%		3.67%		3.78%

(1) Not tax equivalent.
(2) Loans held for sale and nonaccrual loans are both included in gross loans.

FIRST FINANCIAL BANCORP.
CREDIT QUALITY

(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2009	2008	2008	2008	2008

ALLOWANCE FOR LOAN AND LEASE LOSS ACTIVITY
Balance at beginning of period	$35,873	$30,353	$29,580	$29,718	$29,057
Provision for loan and lease losses	4,259	10,475	3,219	2,493	3,223
Gross charge-offs
Commercial	2,521	2,168	1,568	946	545
Real estate - construction	0	0	0	0	0
Real estate - commercial	382	2,083	48	589	806
Real estate - residential	231	47	335	227	39
Installment	400	493	424	482	564
Home equity	218	238	135	525	651
All other	308	374	426	426	498
Total gross charge-offs	4,060	5,403	2,936	3,195	3,103
Recoveries
Commercial	60	165	179	166	144
Real estate - construction	0	0	0	0	0
Real estate - commercial	16	40	37	19	3
Real estate - residential	2	5	4	5	11
Installment	254	189	225	246	315
Home equity	0	0	0	30	0
All other	33	49	45	98	68
Total recoveries	365	448	490	564	541
Total net charge-offs	3,695	4,955	2,446	2,631	2,562
Ending allowance for loan and lease losses	$36,437	$35,873	$30,353	$29,580	$29,718

NET CHARGE-OFFS TO AVERAGE LOANS AND LEASES (ANNUALIZED)
Commercial	1.21%	0.98%	0.67%	0.39%	0.21%
Real estate - construction	0.00%	0.00%	0.00%	0.00%	0.00%
Real estate - commercial	0.17%	0.98%	0.01%	0.31%	0.46%
Real estate - residential	0.25%	0.04%	0.27%	0.18%	0.02%
Installment	0.62%	1.18%	0.71%	0.78%	0.75%
Home equity	0.30%	0.34%	0.20%	0.77%	1.04%
All other	4.18%	4.79%	5.66%	5.03%	6.63%
Total net charge-offs	0.55%	0.73%	0.36%	0.40%	0.40%

COMPONENTS OF NONPERFORMING LOANS, NONPERFORMING ASSETS, AND UNDERPERFORMING ASSETS
Nonaccrual loans
Commercial	$8,652	$6,170	$5,194	$5,447	$3,952
Real estate - commercial	9,170	4,779	3,361	3,592	4,415
Real estate - residential	4,724	5,363	3,742	4,461	4,529
Installment	464	459	417	438	544
Home equity	1,681	1,204	1,084	866	1,221
All other	0	6	32	8	30
Total nonaccrual loans	24,691	17,981	13,830	14,812	14,691
Restructured loans	201	204	208	554	562
Total nonperforming loans	24,892	18,185	14,038	15,366	15,253
Other real estate owned (OREO)	3,513	4,028	4,610	3,763	2,368
Total nonperforming assets	28,405	22,213	18,648	19,129	17,621
Accruing loans past due 90 days or more	255	138	241	245	372
Total underperforming assets	$28,660	$22,351	$18,889	$19,374	$17,993

Total classified assets	$79,256	$67,393	$58,284	$54,511	$55,302

CREDIT QUALITY RATIOS
Allowance for loan and lease losses to
Nonaccrual loans	147.57%	199.51%	219.47%	199.70%	202.29%
Nonperforming loans	146.38%	197.27%	216.22%	192.50%	194.83%
Total ending loans	1.33%	1.34%	1.14%	1.11%	1.14%
Nonperforming loans to total loans	0.91%	0.68%	0.53%	0.57%	0.58%
Nonperforming assets to
Ending loans, plus OREO	1.04%	0.83%	0.70%	0.71%	0.67%
Total assets	0.75%	0.60%	0.53%	0.55%	0.53%

FIRST FINANCIAL BANCORP.
CAPITAL ADEQUACY

(Dollars in thousands)
(Unaudited)

	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2009	2008	2008	2008	2008
PER COMMON SHARE
Market Price
High	$12.10	$14.30	$14.80	$13.88	$13.81
Low	$5.58	$10.81	$8.10	$9.20	$10.19
Close	$9.53	$12.39	$14.60	$9.20	$13.45

Average common shares outstanding - basic	37,142,531	37,133,725	37,132,864	37,114,451	37,066,754
Average common shares outstanding - diluted	37,840,954	37,567,032	37,504,231	37,524,789	37,431,918
Ending common shares outstanding	37,474,422	37,481,201	37,476,607	37,483,384	37,488,229

REGULATORY CAPITAL	Preliminary
Tier 1 Capital	$358,834	$356,307	$274,513	$274,372	$272,614
Tier 1 Ratio	12.16%	12.38%	9.80%	9.99%	10.20%
Total Capital	$395,271	$392,180	$304,866	$303,952	$302,332
Total Capital Ratio	13.39%	13.62%	10.89%	11.06%	11.31%
Total Capital in excess of minimum requirement	$159,133	$161,896	$80,806	$84,147	$88,553
Total Risk-Weighted Assets	$2,951,721	$2,878,548	$2,800,753	$2,747,559	$2,672,242
Leverage Ratio	9.51%	10.00%	7.95%	8.21%	8.32%

OTHER CAPITAL RATIOS
Ending shareholders' equity to ending assets	9.29%	9.42%	7.89%	7.96%	8.36%
Ending common shareholders' equity to ending assets	7.24%	7.31%	7.89%	7.96%	8.36%
Ending tangible shareholders' equity to ending tangible assets	8.60%	8.70%	7.13%	7.18%	7.55%
Ending tangible common shareholders' equity to ending tangible assets	6.54%	6.52%	7.13%	7.18%	7.55%
Average shareholders' equity to average assets	9.29%	8.04%	7.96%	8.29%	8.39%
Average common shareholders' equity to average assets	7.22%	7.82%	7.96%	8.29%	8.39%
Average tangible shareholders' equity to average tangible assets	8.59%	7.28%	7.18%	7.50%	7.58%
Average tangible common shareholders' equity to average tangible assets	6.51%	7.05%	7.18%	7.50%	7.58%